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Exhibit 99.2

BUSINESS

Our Company

        We are the world's largest independent aircraft lessor. Our portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 236 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 such aircraft. We have over 180 customers in more than 80 countries. As a lessor independent from any airframe or engine manufacturer, we have flexibility to acquire aircraft models regardless of the manufacturer. Our size and global scale are distinct competitive advantages that, among other things, help us obtain favorable delivery dates and terms from manufacturers and access capital from a variety of sources with competitive pricing and terms. In addition, our strong customer and manufacturer relationships permit us to quickly identify opportunities to re-market aircraft as leases mature and to influence new aircraft designs. For the year ended December 31, 2010 and the six months ended June 30, 2011, we had total revenues of $4.8 billion and $2.3 billion, respectively.

        We maintain a diverse and strategic mix of aircraft designed to meet our customers' needs and maximize our opportunities to generate revenue and grow our profitability. We concentrate on purchasing aircraft that we believe will have significant airline demand and operational longevity. As of June 30, 2011, we owned 933 aircraft in our leased fleet, had four additional aircraft in our fleet classified as finance and sales-type leases, and provided fleet management services for 90 aircraft. Our diversified aircraft fleet is comprised of 71% narrowbody (single-aisle) aircraft and 29% widebody (twin-aisle) aircraft, with 53% representing Airbus models and 47% representing Boeing models. The weighted average age of our fleet was 7.6 years at June 30, 2011. We have a higher percentage of widebody aircraft compared to other lessors, which provides us with a competitive advantage due to generally longer lease terms, higher lease rates and better credit quality of lessees, as compared to narrowbody aircraft. Fewer lessors compete in this portion of the market due to the higher cost of widebody aircraft, which can create increased concentration risks for smaller lessors. Our competitive advantage will be enhanced as we take delivery of next generation widebody aircraft. In addition, the aircraft we have on order or have rights to purchase are the most modern, fuel-efficient models. We have the largest order position among aircraft leasing companies for the Airbus A320neo family aircraft, Airbus A350s and Boeing 787s. Our size and scale also allow us to more effectively compete for multi-aircraft transactions, including large sale-leaseback transactions.

        We lease aircraft to airlines operating in every major geographic region, including emerging and high-growth markets in Asia, Latin America, the Middle East and Eastern Europe. Among our largest lessees are AeroMexico, Air France, China Southern Airlines, Emirates Airline and Virgin Atlantic Airways. We predominantly enter into net operating leases in U.S. dollars with terms of up to 15 years. The weighted average lease term remaining on our current leases was 4.2 years as of June 30, 2011. Our lease rates are generally fixed for the term of the lease, providing us with a stable and predictable source of revenues. Our broad customer base and market presence enable us to identify opportunities to re-market aircraft before leases mature, contributing to an average aircraft on-lease percentage of approximately 99.7% over the last five years.

        In addition to our primary business of owning and leasing aircraft, we also provide fleet management services to investors and owners of aircraft portfolios for a management fee. At times, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee. Our expected acquisition of AeroTurbine, Inc., or AeroTurbine, one of the world's largest providers of certified aircraft engines, aircraft and engine parts and supply chain solutions, will provide us with in-house part-out and engine leasing capabilities and enable us to offer an integrated value proposition to our customers.

        We began operations in 1973 as a pioneer in the aircraft leasing industry and have nearly 40 years of operating history. Our industry leading scale, global customer network and diversified aircraft portfolio have enabled us to prudently and profitably manage the risks of owning and leasing aircraft. We have been profitable in all but one of the past 30 years, demonstrating our ability to succeed through airline industry cycles. Our prominent leadership position within the aircraft leasing industry has resulted in a premier brand name which provides us access to a variety of funding sources and helps us attract and retain customers and employees. We operate our business from offices in Los Angeles, Amsterdam, Dublin and Seattle and intend to open offices in Asia by early 2012. Our offices are strategically located to provide us with proximity to our current customers, potential customers and airframe and engine manufacturers.

Competitive Strengths

        Our size, global scale, long operating history and premier brand provide us with the following competitive strengths that contribute significantly to our success and sustained profitability.

        Largest independent aircraft lessor with benefits of scale.    We are the world's largest independent aircraft lessor with a portfolio of over 1,000 owned or managed aircraft and over 180 customers in more than 80 countries. The size of our portfolio and our scale provide us with important competitive advantages, including the ability to:

  •
  enter into large, sophisticated and strategic aircraft transactions with our customers;

  •
  obtain favorable delivery dates and terms from manufacturers;

  •
  influence airframe manufacturers on a variety of matters including the design of aircraft;

  •
  maintain a diversified aircraft portfolio, including a higher percentage of widebody aircraft in our fleet as compared to most other aircraft lessors;

  •
  access multiple sources of capital with attractive pricing and terms; and

  •
  diversify our customer base and geographic exposure.

        Long-standing and strategic customer relationships.    We have collaborative and strategic relationships, many of which are long-standing, with over 180 customers worldwide, including scheduled, charter and freighter airlines and low-cost carriers. Our top ten customers have all been leasing aircraft from us for over a decade. We believe we are the largest aircraft lessor to many of our customers, which strengthens our position and access to senior management with these customers. Our close customer relationships and market knowledge enable us to identify opportunities to re-market aircraft before leases mature, contributing to an average aircraft on-lease percentage of approximately 99.7% over the last five years. We also gain valuable insight and knowledge of the airline industry and market trends from our customers, enabling us to better anticipate new opportunities. Our established customer relationships also allow us to secure large and strategic aircraft transactions, including sale-leaseback transactions, often for multiple aircraft, and to play an important role in our customers' fleet modernization initiatives. Our large and diverse customer base helps minimize our risks relating to regional economic conditions.

        Extensive airframe and engine manufacturer relationships.    We are one of the largest purchasers of airframes and engines from Airbus S.A.S., The Boeing Company, CFM International, GE Aviation, International Aero Engines, Pratt & Whitney and Rolls-Royce. We are the largest customer of Airbus and the largest lessor customer of Boeing. Our relationships with Airbus and Boeing have spanned over 20 years and our senior management has direct experience working for airframe manufacturers. These extensive manufacturer relationships and the scale of our business enable us to place large orders with favorable terms and conditions, including pricing and delivery terms, and have allowed us to become the largest lessor purchaser of next generation aircraft, including the Airbus A320neo family aircraft, Airbus A350s and Boeing 787s. Our independence from any aircraft or engine manufacturer allow us to focus on providing the best products with the most market appeal regardless of manufacturer. In addition, our strategic relationships with manufacturers and market knowledge allow us to influence new aircraft designs, which gives us increased confidence in our airframe and engine selections.

        Attractive and diversified aircraft fleet.    Our diversified aircraft fleet is comprised of 71% narrowbody (single-aisle) aircraft and 29% widebody (twin-aisle) aircraft, with 53% representing Airbus models and 47% representing Boeing models. The weighted average age of our fleet by net book value was 7.6 years as of June 30, 2011. As our new aircraft orders are delivered, our fleet will gain more modern and fuel-efficient aircraft that are in high demand from airlines around the world. We own a large number of widebody aircraft, which benefits us due to generally longer lease terms, higher lease rates and better credit quality of widebody lessees, as compared to narrowbody aircraft. The large number and variety of widebody aircraft in our fleet uniquely positions us in emerging markets, particularly in Asia and the Middle East, because airlines in these markets are expected to require a substantial number of additional widebody aircraft to meet growing long-haul and regional travel demand.

        Large and valuable aircraft delivery pipeline.    We have one of the largest aircraft order books, with 236 high-demand, fuel-efficient aircraft scheduled for delivery through 2019, comprised of 100 Airbus A320neo family aircraft, 20 Airbus A350s, 74 Boeing 787s and 42 Boeing 737-800s, and rights to purchase an additional 50 Airbus A320neo family aircraft on specified future dates. We have developed this order book by capitalizing on our scale and strong relationships with airframe and engine manufacturers. These new aircraft will provide us with significant fleet growth in high demand, fuel-efficient aircraft over the next decade and represent a significant leadership position in the highly anticipated Airbus A320neo family, Airbus A350 and Boeing 787 aircraft deliveries. We are the largest customer of the Boeing 787 and the largest lessor customer of both the Airbus A320neo family aircraft and the Airbus A350. We will also be the first aircraft leasing company to offer the Airbus A320neo family aircraft for lease with 80 A320neos and 20 A321neos on order with initial deliveries scheduled for 2015. We believe these aircraft will provide significant value and strong returns on investment and that our prime delivery dates for so many highly coveted aircraft will provide us with a competitive advantage by strengthening our reputation and prominence with customers.

        Strong liquidity position with significant access to diverse funding sources.    Our scale and operating history provide us with access to significant amounts of funding, including unsecured debt, from various sources on competitive terms. Since 2010, we have raised over $18 billion, including approximately $8.5 billion of unsecured debt, primarily through a combination of new loan and bond financings. As of June 30, 2011, we had a cash balance of over $2.1 billion and an additional $2.0 billion available under our revolving credit facility. We believe our existing sources of liquidity and anticipated cash flows are sufficient to cover our debt maturities over the next 24 months. We have significantly reduced our leverage, with our net debt to adjusted stockholders' equity ratio declining from 4.0-to-1.0 as of December 31, 2008 to 2.8-to-1.0 as of June 30, 2011, while increasing the weighted average life of our debt maturities from 4.3 years as of December 31, 2008 to 5.7 years as of June 30, 2011. We also have relatively low exposure to interest rate risk because approximately 80% of our outstanding debt as of June 30, 2011 was fixed rate debt or floating rate debt swapped into fixed rate debt. Our broad access to secured and unsecured capital allows us to obtain competitive financing rates and terms. Our access to capital also provides us with significant purchasing power and the flexibility to take advantage of new business opportunities such as sale-leaseback transactions. Our foreign exchange exposure is also limited with approximately 97% of our revenues denominated in U.S. dollars for the year ended December 31, 2010. Our significant number of unencumbered aircraft provides us with meaningful operational and capital structure flexibility.

        Dedicated management team with extensive airline, manufacturer and leasing experience.    Our senior management team has an average of over 20 years of aviation and other relevant experience, including experience at ILFC and with airlines, airframe manufacturers and other lessors. Our management team has a proven track record of success in all aspects of leasing including financing, lease structuring, strategic planning, risk diversification, fleet restructuring and aircraft purchasing. We believe our senior management's reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are important elements to the success of our business.

Business Strategies

        We believe the following strategies will enable us to continue to serve our customers, grow our customer base, manage our portfolio to optimize revenues and profitability and strengthen our position as the world's largest independent aircraft lessor.

        Continue to capitalize on our existing customer relationships.    We believe that we have strong customer relationships as a result of our nearly 40-year operating history. We intend to continue to capitalize on our customer relationships to facilitate strategic and sophisticated fleet solutions, including lease placements, large multi-aircraft re-fleeting transactions, multi-party placement arrangements and sale-leaseback opportunities, and to quickly identify opportunities to re-market aircraft. Our customer relationships and market insight will influence our future aircraft purchases so that we can tailor orders and timing to the long-term needs of our customers. Our expected acquisition of AeroTurbine will enable us to offer options to customers seeking solutions for transitioning out aging aircraft, further strengthening our relationships with them.

        Focus on high-growth and attractive markets.    We are focused on increasing our presence in emerging markets with high potential for passenger growth and other markets with significant demand for new aircraft, including North American airlines undertaking re-fleeting campaigns. SH&E expects passenger air travel to experience strong growth in emerging markets such as Asia, Latin America, and the Middle East through 2030, and we intend to capitalize on the increased demand for aircraft that will result from this growth. We already have a leading position in China, where approximately 180 of our aircraft are operated by Chinese carriers. In August 2011, we opened an office in Amsterdam to be closer to our customers in Europe and address the emerging markets in the Middle East, Eastern Europe and Africa. We also plan to establish offices in Asia by early 2012. We believe these offices will help us gain new customers in need of aircraft in these regions. In addition, we are pursuing growth in the North American market, particularly in the U.S., where we believe that the re-fleeting campaigns being undertaken by the major American carriers create an opportunity to increase our market presence and further diversify our geographic mix.

        Enhance our fleet with modern, fuel-efficient aircraft.    We plan to continue to acquire modern, fuel-efficient aircraft that will allow us to maintain a high rate of lease placements on attractive terms. We have orders for 236 new aircraft scheduled for delivery through 2019, comprised of 100 Airbus A320neo family aircraft, 20 Airbus A350s, 74 Boeing 787s and 42 Boeing 737-800s, and have rights to purchase an additional 50 Airbus A320neo family aircraft. We are in regular discussions with airframe and engine manufacturers regarding aircraft programs and technology advances, availability of future delivery positions, pricing, and potential aircraft orders, and we believe that the scale of our business and access to capital markets will enable us to make large purchases of aircraft as needed. In addition to orders from the manufacturers, we are pursuing sale-leaseback transactions with airline customers to acquire new, modern aircraft scheduled for delivery beginning in 2011. These sale-leaseback transactions allow us to add attractive new aircraft to our fleet in the near term while our manufacturer deliveries begin to increase significantly starting in 2013.

        Actively manage our aircraft fleet and lease portfolio to maximize revenue while minimizing risk.    We seek to further maximize revenue and minimize risks by proactively diversifying our aircraft fleet and lease portfolio across aircraft type and age, lease expiration, geography and customer. We plan to maintain a variety of flight equipment to provide a strategic mix and balance designed to meet our customers' needs. Diversification of our aircraft fleet minimizes the risk of changing customer preferences, while a diversified lease portfolio with staggered lease expirations reduces our exposure to industry fluctuations and the credit risk of individual customers. We have a dedicated team of professionals who will continue to monitor the credit quality of our lessees in order to mitigate the risk of non-payment and protect the value of our assets. We also manage our aircraft fleet by evaluating multiple strategies for aging aircraft, including continued leasing of the aircraft, secondary market sales, utilizing aircraft for parts and engines and converting passenger aircraft to freighter aircraft, and ultimately pursue the option that generates the highest value for each aircraft. Our expected acquisition of AeroTurbine will enable us to maximize the value of our aircraft by providing us with in-house part-out and engine leasing capabilities. Maximizing the value of aging assets will allow us to more easily acquire new aircraft to replace the older aircraft in our fleet.

        Continue to access multiple funding sources to optimize our capital structure.    We have proven our capability to access a variety of funding sources, including unsecured debt and intend to use the scale of our business and our existing relationships with financial institutions to continue accessing capital from diverse sources at competitive rates. As a result of our liquidity initiatives during the past 24 months, we have extended our debt maturities from a weighted average of 4.3 years as of December 31, 2008 to a weighted average of 5.7 years as of June 30, 2011. We also have aligned our debt maturities with our anticipated operating cash flows and plan to maintain sufficient liquidity, at any given time, to repay our debt maturities for at least 24 months.

Aircraft Portfolio

        As of June 30, 2011, we owned 933 aircraft in our leased fleet and had four additional aircraft in our fleet classified as finance and sales-type leases. Our fleet is comprised of 71% narrowbody (single-aisle) aircraft and 29% widebody (twin-aisle) aircraft, with 53% representing Airbus models and 47% representing Boeing models. The weighted average age of the aircraft in our fleet was 7.6 years at June 30, 2011. We also have commitments to purchase 236 new aircraft for delivery through 2019, plus rights to purchase an additional 50 aircraft. All of our scheduled deliveries are for modern, fuel-efficient aircraft, including the Airbus A320neo family aircraft, Airbus A350s, Boeing 787s and Boeing 737-800s. We will be the first aircraft leasing company to offer the Airbus A320neo family aircraft with initial deliveries scheduled for 2015. We believe these aircraft will provide significant value and strong returns on investment.

        Management frequently reviews opportunities to acquire suitable aircraft based not only on market demand and customer airline requirements, but also on our fleet portfolio mix, leasing strategies, and likely timeline for development of future aircraft. Before committing to purchase specific aircraft, management takes into consideration factors such as estimates of future values, potential for remarketing, trends in supply and demand for the particular type, make and type of aircraft and engines, trends in local, regional, and worldwide air travel, fuel economy, environmental considerations (e.g., nitrogen oxide emissions, noise standards), operating costs, anticipated obsolescence and the overall economics of the transaction.

        The following table provides details on our operating lease portfolio by aircraft type, including the scheduled lease expirations (for the minimum noncancelable period which does not include contracted unexercised lease extension options) by aircraft type, as of June 30, 2011:

Aircraft Type	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	Total
737-300/400/500	4	10	15	11	5	1	1						47
737-600/700/800	5	37	29	24	29	35	19	6	5		1		190
757-200	2	15	12	17	9	4							59
767-200			1	2									3
767-300	1	8	13	10	11	4	3						50
777-200	1	1	3	6	3	3	11	9					37
777-300			3	4			7	9	8		1		32
747-400	2	3	2	2	6								15
MD-11			3	3									6
A300-600R/F				2	2		1	1					6
A310	1		2										3
A319		8	17	22	18	19	14	3	3	6	6	5	121
A320	1	9	21	27	27	44	20	5	5	4			163
A321	4	3	5	25	7	24	7	1	3	3			82
A330-200		6	7	11	12	6	12	4		2	1		61
A330-300		2	5	2	9	5	4		1				28
A340-300	2	1	4	3	2	3							15
A340-600			1	1	4		2	4	1				13

Total (a)	23	103	143	172	144	148	101	42	26	15	9	5	931

(a)
Excludes two aircraft not subject to a lease as of June 30, 2011.

        As of August 26, 2011, leases covering 11 of the 23 aircraft with lease expiration dates in 2011 and 20 of the 103 aircraft with lease expiration dates in 2012 had been extended or leased to other customers.

        Our lease agreements generally require lessees to notify us nine to twelve months in advance of the lease's expiration if a lessee desires to renew or extend the lease. Generally, more than 50% of our leases are extended beyond their initial term. From 2002 to 2011, our lease extension rates for aircraft up to 12 years of age ranged from approximately 40% in 2003 (reflecting the post-9/11 slowdown) to approximately 80% in 2009. Requiring lessees to provide us with such advance notice provides our management team with an extended period of time to consider a broad set of alternatives with respect to the aircraft, including assessing general market and competitive conditions and preparing to re-lease or sell the aircraft. If a lessee fails to provide us with notice, the lease will automatically expire at the end of the term, and the lessee will be required to return the aircraft pursuant to the conditions in the lease. Our leases contain detailed provisions regarding the required condition of the aircraft and its components upon redelivery at the end of the lease term.

        We typically contract to re-lease aircraft before the end of the existing lease term and for aircraft returned before the end of the lease term, we have generally been able to re-lease aircraft within two to six months of their return. We have an average aircraft on-lease percentage of approximately 99.7% over the last five years. We may also sell our leased aircraft at or before the expiration of their leases. The buyers of our aircraft include the aircraft's lessee and other aircraft operators, financial institutions, private investors and third party lessors. Occasionally, we purchase aircraft with the intent to resell them.

Commitments

        As of June 30, 2011, we had committed to purchase the following new aircraft at an estimated aggregate purchase price (including adjustment for anticipated inflation) of approximately $17.6 billion for delivery as shown below.

Aircraft Type	2011	2012	2013	2014	2015	2016	2017	2018	2019	Total
737-800(a)	2	9	8	8	14	1				42
787-8/9(b)(c)			7	11	12	10	13	17	4	74
A320neo					1	16	35	28		80
A321neo							6	14		20
A350XWB-800/900				2	4	8	6			20

Total(d)	2	9	15	21	31	35	60	59	4	236

(a)
Includes two sale-leaseback transactions.

(b)
We have the right to designate the size of the aircraft within the specific model type at specific dates prior to contractual delivery.

(c)
Pending official notice from Boeing related to firm delivery dates, we anticipate the first delivery to be delayed to the first quarter of 2013.

(d)
Excludes our right to purchase 50 additional A320neo family aircraft.

        We anticipate that a portion of the aggregate purchase price will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend, in part, upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation.

        The new aircraft listed above are primarily being purchased pursuant to purchase agreements with each of Boeing and Airbus. These agreements establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of June 30, 2011, we had made non-refundable deposits (exclusive of capitalized interest) with respect to the aircraft which we have committed to purchase of approximately $144.4 million with Boeing and $45.4 million with Airbus.

        As of August 26, 2011, we had entered into contracts for the lease of new aircraft scheduled to be delivered as follows:

Delivery Year	Number of Aircraft	Number Leased	% Leased
2011	2	2	100%
2012	9	9	100
2013	15	7	47
2014	21	12	57
2015	31	13	42
Thereafter	158	15	9

        We will need to find customers for aircraft presently on order, and for any new aircraft ordered that are not subject to a lease or sale contract, and we will need to arrange financing for portions of the purchase price of such equipment.

Customers

        We have long-standing, collaborative and strategic relationships with customers located in each major geographic region. Our top ten customers are AeroMexico, Air France, Cathay Pacific, China Eastern, China Southern Airlines, Dragonair, Emirates Airline, KLM Royal Dutch Airlines, Vietnam Airlines and Virgin Atlantic Airways, all of which have been leasing aircraft from us for over a decade. Our diverse lease portfolio reduces our exposure to industry fluctuations, events that impact specific regions or countries, and the credit risk of individual customers.

        The following table shows the number and percentage of our customers by region at June 30, 2011 and December 31, 2010, 2009 and 2008. Each airline is classified within the geographic region that represents the airline's principal place of business for the period indicated.

	Lessees by Region
				At December 31,
	At June 30, 2011			2010		2009		2008
Region	Number of Lessees(a)%			Number of Lessees(a)%		Number of Lessees(a)%		Number of Lessees(a)%
Europe	80		45.2	80	44.5	82	46.1	84	48.3
Asia and the Pacific	45		25.4	45	25.0	45	25.3	41	23.5
The Middle East and Africa	23		13.0	25	13.9	22	12.3	19	10.9
U.S. and Canada	16		9.0	17	9.4	18	10.1	17	9.8
Central and South America and Mexico	13		7.4	13	7.2	11	6.2	13	7.5

	177	(b)	100	180	100	178	100	174	100

(a)
A lessee is an airline with its own operating certificate.

(b)
We also maintain relationships with 17 additional customers who operate our managed aircraft.

        The majority of our revenues are derived from customers located outside of the U.S. Revenues from rentals of flight equipment to foreign airlines have represented approximately 93% of our total revenues from rentals of flight equipment since 2008. The following table sets forth the dollar amount and percentage of total revenues from rentals of flight equipment attributable to the indicated geographic regions based on each airline's principal place of business for the periods indicated:

	Six months ended June 30,				Year ended December 31,
	2011		2010		2010		2009		2008
Region	Revenues	%	Revenues	%	Revenues	%	Revenues	%	Revenues	%
	(revenues in thousands)
Europe	$992,338	44.0	$1,060,443	44.3	$2,103,058	44.5	$2,195,516	44.6	$2,110,239	45.1
Asia and the Pacific	694,122	30.8	740,977	31.0	1,455,873	30.8	1,503,241	30.5	1,372,454	29.3
The Middle East and Africa	279,198	12.4	292,470	12.2	585,679	12.4	412,687	8.4	414,493	8.9
U.S. and Canada	181,766	8.1	192,124	8.0	375,496	7.9	228,126	4.6	254,603	5.4
Central and South America and Mexico	104,950	4.7	107,660	4.5	206,396	4.4	588,683	11.9	527,067	11.3

	$2,252,374	100	$2,393,674	100	$4,726,502	100	$4,928,253	100	$4,678,856	100

        None of our individual customers accounted for more than 10% of our total revenues for the six months ended June 30, 2011 or 2010 or the years ended December 31, 2010, 2009 or 2008. We derived more than 10% of our revenues for such periods from various airlines located in each of China and

France, based on each airline's principal place of business, as set forth in the table below. No other individual country accounted for more than 10% of our total revenues during the periods indicated.

	Six months ended June 30,				Year ended December 31,
	2011		2010		2010		2009		2008
	Revenues	%	Revenues	%	Revenues	%	Revenues	%	Revenues	%
	(revenues in thousands)
China	$388,198	17.2	$418,378	17.5	$815,683	17.3	$879,073	18.3	$819,371	17.5
France	$250,173	11.1	$263,222	11.0	$516,899	10.9	$526,283	10.9	$504,370	10.8

Aircraft Leasing

        We lease most of our aircraft under operating leases. Under an operating lease, the cost of the aircraft is not fully recovered over the term of the initial lease. Therefore, we retain the benefit, and assume the risk, of the residual value of the aircraft. On occasion, we also enter into finance and sales-type leases where the full cost of the aircraft is substantially recovered over the term of the lease. At June 30, 2011, we accounted for 933 aircraft as operating leases and four aircraft as finance and sales-type leases. We had two aircraft in our fleet that were not subject to a signed lease agreement or a signed letter of intent at June 30, 2011.

        Our lease rates are generally fixed for the term of the lease, providing us with a stable and predictable operating cash flow. Our current operating leases have an initial term ranging in length from one year to 15 years and the weighted average lease term remaining on our current leases was 4.2 years as of June 30, 2011. Our current leases mature through 2022, although in many cases the lessees have early termination or extension rights. See "—Aircraft Portfolio" for information regarding scheduled lease terminations. We attempt to maintain a mix of short-, medium- and long-term leases to balance the benefits and risks associated with different lease terms. Varying lease terminations helps mitigate the effects of changes in market conditions at the time aircraft become eligible for re-lease or are sold.

        Our leases are on a "net" basis with the lessee generally responsible for all operating expenses, which customarily include fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance premiums. In addition, the lessee is responsible for normal maintenance and repairs, airframe and engine overhauls, and compliance with return conditions of flight equipment on lease. Under the provisions of many of our leases, we reimburse the lessee for costs incurred for certain airframe and engine overhauls up to, but not exceeding, related overhaul rentals the lessee has paid to us. Additionally, in connection with the lease of a used aircraft, we may agree to contribute to the cost of certain major overhauls or modifications depending on the condition of the aircraft at delivery. Otherwise, we generally do not contribute to the cost of overhauls when we do not receive overhaul rentals. Under our leases, the lessee is responsible for compliance with all applicable laws and regulations with respect to the aircraft. We require our lessees to comply with the standards of either the United States Federal Aviation Administration, or the FAA, or its foreign equivalent. Furthermore, all of our lessees indemnify us for all liabilities arising from their use of our aircraft.

        Management obtains and reviews relevant business materials from all prospective lessees and purchasers before entering into a lease or extending credit. Under certain circumstances, the lessee may be required to obtain guarantees or other financial support from an acceptable financial institution or other third party. We generally require a security deposit to guarantee the lessee's performance of its obligations under the lease and the condition of the aircraft upon return. In addition, our leases contain extensive provisions regarding our remedies and rights in the event of a default by the lessee and specific provisions regarding the condition of the aircraft upon its return. The lessee is required to continue to make lease payments under all circumstances, including periods during which the aircraft is not in operation due to maintenance or grounding.

        We attempt to minimize our currency and exchange risks by negotiating most of our aircraft leases in U.S. dollars. To meet the needs of our customers, a few of our leases are negotiated in Euros. As the Euro to U.S. dollar exchange rate fluctuates, airlines' interest in entering into Euro denominated lease agreements will change. After we agree to the rental payment currency with an airline, the negotiated currency remains for the term of the lease. All asset value guarantees obtained to support various lease agreements are denominated for payment in the same currency as the lease. The economic risk arising from foreign currency denominated leases has, to date, been immaterial to us.

        Some foreign countries have currency and exchange laws regulating the international transfer of currencies. As a condition to any foreign transaction, we require that the lessee or purchaser in a foreign country obtain any necessary approvals of the appropriate government agency, finance ministry or central bank for the remittance of all funds contractually owed in U.S. dollars.

        At times, we may decide to restructure leases with our lessees. Historically, lease restructurings have involved the voluntary termination of leases prior to expiration, the arrangement of subleases from the primary lessee to another airline, the rescheduling of lease payments, and modifications of the length of the lease. If we need to repossess an aircraft from a lessee, we often must export the aircraft from the lessee's jurisdiction. We generally obtain the lessee's cooperation and the return and export of the aircraft is immediate. If the lessee does not fully cooperate in returning aircraft, we must take legal action in the appropriate jurisdictions. This process can delay the ultimate return and export of the aircraft. In addition, in connection with the repossession of an aircraft, we may be required to pay outstanding mechanic, airport, and navigation fees and other amounts secured by liens on the repossessed aircraft, including charges relating to aircraft that we do not own but that were operated by the lessee.

Aircraft Services

        We provide fleet management services, including leasing, re-leasing and sales services, to third party operating lessors who are unable or unwilling to perform this service as part of their own operations. The fleet management services we provide are generally the same services that we perform for our own fleet. As of June 30, 2011, we provided fleet management services for 90 aircraft. We may occasionally participate with banks, other financial institutions, leasing companies, and airlines to assist in financing aircraft purchased by others and by providing asset value or loan guarantees collateralized by aircraft on a fee-basis. We plan to continue to provide marketing services to third parties on a selective basis when these activities will complement, rather than conflict or compete with, our leasing and selling activities.

Agreement to Acquire AeroTurbine

        On August 2, 2011, we entered into a stock purchase agreement with AerCap, Inc., or AerCap, and AerCap Holdings N.V. to acquire all of the issued and outstanding shares of capital stock of AeroTurbine, a wholly owned direct subsidiary of AerCap. AeroTurbine is one of the world's largest providers of certified aircraft engines, aircraft and engine parts and supply chain solutions. We have agreed to pay an aggregate cash purchase price of $228 million and assume the obligations under AeroTurbine's $425 million secured revolving credit facility, which had $298.6 million outstanding as of July 31, 2011. In addition, we have agreed to guarantee AeroTurbine's revolving credit facility. Borrowings under the revolving credit facility bear interest at LIBOR plus an applicable margin for revolving loans (with the exception of certain swing line loans, which bear interest based on the prime rate plus margin) and are secured by substantially all of the tangible and intangible assets of AeroTurbine and its existing and future wholly owned subsidiaries, including a first priority pledge of all capital stock of each of AeroTurbine's subsidiaries.

        This acquisition is expected to further maximize the value of our aircraft by providing us with in-house part-out and engine leasing capabilities. Over time, the combined value of an aircraft's engines and other parts will often exceed the value of the aircraft as a whole operating asset, at which time the aircraft may be retired from service. Traditional aircraft lessors and airlines often retire their aircraft by selling or consigning them to companies that specialize in aircraft and engine disassembly. The acquisition of AeroTurbine will allow us to integrate this valuable revenue source into our business model and allow us to avoid the cost of paying third parties to do this work on our behalf. Disassembling an aircraft and selling its parts directly will allow us to increase the value of our aircraft and engine assets by putting each sub-component (engines, airframes and related parts) to its most profitable use (sale, lease, and/or disassembly for parts sales). In addition, this capability will provide us with an additional cost advantage over our non-integrated competitors by providing us with a critical source of low cost replacement engines and parts to support the maintenance of our aircraft and engine portfolios.

        Additionally, this acquisition is expected to enable us to provide a differentiated fleet management product and service offering to our airline customers as they transition out of aging aircraft. The integrated value proposition we will be able to offer is being increasingly sought by our customers around the world and should enhance our competitiveness on both the placement of new and existing aircraft as well as the trading of aircraft in the secondary markets.

        The closing of this acquisition is expected to occur in 2011 and is subject to the satisfaction of several customary closing conditions, including applicable antitrust approvals and AeroTurbine's satisfaction of certain financial covenants. AeroTurbine's business and maintenance activities are regulated by the FAA and certain foreign aeronautical authorities. We are not aware of any action taken, or expected to be taken, by the FAA that would suspend, revoke, modify or otherwise adversely affect AeroTurbine's FAA licenses. We are also not aware of any regulatory impediment to us acquiring AeroTurbine and operating its business. The stock purchase agreement contains customary termination provisions, including the ability of each party to terminate the stock purchase agreement if the acquisition has not been consummated by November 30, 2011.

Financing

        We generally fund our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. We borrow funds to purchase new and used aircraft, make progress payments during aircraft construction and pay off maturing debt obligations. These funds are borrowed on both a secured and unsecured basis from various sources. As a result of our liquidity initiatives, we have extended our debt maturities from a weighted average of 4.3 years as of December 31, 2008 to a weighted average of 5.7 years as of June 30, 2011. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity" in Exhibit 99.3 to our Current Report on Form 8-K dated September 1, 2011."

Competition

        The leasing, remarketing and sale of aircraft is highly competitive. We face competition from other leasing companies, aircraft manufacturers, banks, financial institutions, aircraft brokers and airlines. Our primary competitor is GE Commercial Aviation Services. Competition for leasing transactions is based on a number of factors including delivery dates, lease rates, terms of the lease, aircraft condition and the availability of aircraft types desired by customers. We believe we are a strong competitor in all of these areas and that our scale and ability to place large orders of new aircraft provides us with a competitive advantage, particularly as compared with smaller, less established aircraft lessors. Additionally, our expected acquisition of AeroTurbine will help distinguish us from our competitors by providing us with the ability to offer fleet management capabilities to our customers across the complete life cycle of an aircraft.

Employees

        We operate in a capital intensive rather than a labor intensive business. As of June 30, 2011, we had 214 full-time employees, which we considered adequate for our business operations. Management and administrative personnel will expand or contract, as necessary, to meet our future needs. None of our employees is covered by a collective bargaining agreement and we believe that we maintain excellent employee relations. We provide certain employee benefits including retirement, health, life, disability and accident insurance plans, some of which are established and maintained by our parent, American International Group, Inc., or AIG.

        AIG has received Trouble Asset Relief Program, or TARP, funds and as a result has been subject to statutory compensation limits, which we refer to generally as the "TARP Standards," which restrict the structure and amounts of compensation that AIG may pay to its highest paid employees (including employees of its majority-owned subsidiaries). We will continue to be subject to the TARP Standards as long as AIG owns more than 50% of our outstanding stock or until it repays 100% of the aggregate financial assistance it received under TARP. To the extent any of our executive officers fall within the group of AIG's highest paid employees that is subject to the statutory compensation limits under the TARP Standards for any given year while we are subject to the TARP Standards, the compensation of these executive officers will be subject to the statutory compensation limits under the TARP Standards.

Facilities

        Our headquarters are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. We occupy space under a lease which expires in 2015. As of June 30, 2011, we occupied approximately 127,000 square feet of office space and leased an additional 22,000 square feet of office space that is currently subleased to third parties. We also have regional offices in Amsterdam, Dublin and Seattle, and we intend to open offices in Asia by early 2012.

Trademarks

        AIG holds trademarks for the names "International Lease Finance Corporation" and "ILFC" in various countries. Unless renewed, the trademarks will expire between December 2013 and April 2023. We consider these trademarks, and the substantial associated name recognition, to be valuable to our business.

Our Relationship with AIG

        We are an indirect wholly owned subsidiary of AIG, a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the U.S. and abroad. In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through a credit facility from the Federal Reserve Bank of New York, or the FRBNY, and TARP funding from the U.S. Department of the Treasury, or the Department of the Treasury. On January 14, 2011, AIG was recapitalized and the FRBNY Credit Facility was repaid and terminated through a series of transactions that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92% of AIG's outstanding common stock. In May 2011, AIG completed a public offering of shares of its common stock held by the Department of the Treasury, pursuant to which the Department of the Treasury's percentage ownership of AIG's outstanding common stock was reduced to approximately 77%.

        Under the Master Transaction Agreement entered into on December 8, 2010 between AIG and the Department of the Treasury, if the Department of the Treasury still holds preferred interests in certain AIG special purpose vehicles on May 1, 2013, the Department of the Treasury may also direct AIG to sell certain assets, including shares of our common stock, irrespective of market conditions.

Government Regulation

Regulation of Air Transportation

        The U.S. Department of State, or DOS, and the U.S. Department of Transportation, or DOT, including the FAA, an agency of the DOT, exercise regulatory authority over air transportation in the U.S. The DOS and DOT, in general, have jurisdiction over the economic regulation of air transportation, including the negotiation with foreign governments of the rights of U.S. carriers to fly to and from other countries and the rights of foreign carriers to fly to and from the U.S.

        Because we are the lessor and not the operator of our aircraft, we are not directly subject to the regulatory jurisdiction of the DOS and DOT or their counterpart organizations in foreign countries related to the operation of aircraft for public transportation of passengers and property.

        However, under FAA regulations and federal law, we must be controlled by U.S. citizens because we own U.S. registered aircraft. Therefore, at least 75% of our voting stock must be held by U.S. citizens and our president and at least two-thirds of our board of directors and senior management must be U.S. citizens. We are currently in compliance with these ownership provisions.

        Our relationship with the FAA consists of the registration with the FAA of those aircraft which we have leased to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are to be registered in the U.S. When an aircraft is not on lease, we may obtain from the FAA, or its designated representatives, a U.S. Certificate of Airworthiness or a ferry flight permit authorizing us to operate the aircraft solely to obtain maintenance or otherwise position the aircraft for temporary storage. As a result of recent amendments to FAA regulations, aircraft registrations have to be renewed every three years. The failure to renew the certificate of registration as required will result in the affected registration becoming invalid and the affected aircraft being grounded and could result in a breach of certain agreements, which require us to maintain valid and effective U.S. registration.

        Our involvement with the civil aviation authorities of foreign jurisdictions consists largely of requests to register and deregister our aircraft on those countries' registries.

Export of Aircraft and Parts

        The U.S. Department of Commerce, or DOC, exercises regulatory authority over exports. We are subject to the regulatory authority of the DOS and DOC as it relates to the export of aircraft for lease and sale to foreign entities and the export of parts to be installed on our aircraft. These departments have, in some cases, required us to obtain export licenses for parts installed in aircraft exported to foreign countries.

        The U.S. Bureau of Industry and Security also enforces regulations related to the export of our aircraft to other jurisdictions and the exportation of parts for installation of our aircraft. We monitor our exports for compliance with the U.S. Bureau of Export Enforcement.

        Through their regulations, the DOC and the DOT (through its Office of Foreign Assets Control) impose restrictions on the operation of U.S. made goods, such as aircraft and engines, in sanctioned countries. In addition, they impose restrictions on the ability of U.S. companies to conduct business with entities in those countries.

Import of Aircraft and Parts

        A bureau of the U.S. Department of Homeland Security, U.S. Customs and Border Protection, enforces regulations related to the import of our aircraft into the U.S. for maintenance or lease and the importation of parts for installation on our aircraft. We monitor our imports for compliance with U.S. Customs regulations.

Patriot Act

        The Patriot Act of 2001 reinforced the authority of the U.S. Secretary of State and the U.S. Secretary of the Treasury to (i) designate individuals and organizations as terrorists and terrorist supporters and to freeze their U.S. assets and (ii) prohibit financial transactions with U.S. persons, including U.S. individuals, entities and charitable organizations. We comply with the provisions of this Act and we closely monitor our activities with foreign entities.

Dodd-Frank

        On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, which effects comprehensive changes to the regulation of financial services in the United States and will subject AIG to substantial additional federal regulation, was signed into law. The new legislation provides two scenarios under which the Board of Governors of the Federal Reserve System, or the FRB, could become AIG's regulator: (i) if AIG is recognized as a "savings and loan holding company" as defined by the Home Owners' Loan Act (HOLA) and/or (ii) if the newly created risk regulator—the Financial Stability Oversight Council—designates AIG as a company whose material financial distress, or whose nature, scope, size, scale, concentration, interconnectedness or mix of activities, could pose a threat to the financial stability of the United States. If AIG becomes subject, as a savings and loan holding company, to the examination, enforcement and supervisory authority of the FRB, the FRB would have authority to impose capital requirements on AIG and its subsidiaries. We cannot predict how the FRB will exercise potential general supervisory authority over AIG subsidiaries, including us.

Insurance

        Our lessees are required to carry those types of insurance that are customary in the air transportation industry, including comprehensive liability insurance and aircraft hull insurance. In general, we are an additional insured party on liability policies carried by the lessees. We obtain certificates of insurance from the lessees' insurance brokers. All certificates of insurance contain a breach of warranty endorsement so that our interests are not prejudiced by any act or omission of the operator-lessee. Lease agreements generally require hull and liability limits to be listed in U.S. dollars on the certificate of insurance.

        Insurance premiums are paid by the lessee, with coverage acknowledged by the broker or carrier. The territorial coverage is, in each case, suitable for the lessee's area of operations. The certificates of insurance contain, among other provisions, a provision prohibiting cancellation or material change without at least 30 days advance written notice to the insurance broker (who is obligated to give us prompt notice), except in the case of hull war insurance policies, which customarily only provide seven days advance written notice for cancellation and may be subject to shorter notice under certain market conditions. Furthermore, the insurance is primary and not contributory, and all insurance carriers are required to waive rights of subrogation against us.

        The stipulated loss value schedule under aircraft hull insurance policies is on an agreed value basis acceptable to us, and usually exceeds the book value of the aircraft. In cases where we believe that the agreed value stated in the lease is not sufficient, we purchase additional Total Loss Only coverage for the deficiency.

        Aircraft hull policies contain standard clauses covering aircraft engines. The lessee is required to pay all deductibles. Furthermore, the hull war policies contain full war risk endorsements, including, but not limited to, confiscation (where available), seizure, hijacking and similar forms of retention or terrorist acts. The policies include customary exclusions such as physical damage to aircraft hulls caused by dirty bombs, bio-hazardous materials and electromagnetic pulsing.

        The comprehensive liability insurance listed on certificates of insurance includes provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Such certificates of insurance list combined comprehensive single liability limits of not less than $500 million. As a result of the terrorist attacks on September 11, 2001, the insurance market unilaterally imposed a sublimit on each operator's policy for third party war risk liability in the amount of $50 million. We require each lessee to purchase higher limits of third party war risk liability or obtain an indemnity from their government.

        Separately, we purchase contingent liability insurance and contingent hull insurance on all aircraft in our fleet and maintain other insurance policies covering the specific needs of our business operations. These insurance policies have generally been placed or reinsured through AIG subsidiaries and AIG charges us directly for these insurance costs. We believe our insurance is adequate both as to coverage and amount.

Legal Proceedings

        Flash Airlines, Yemen Airways—Yemenia and Airblue Limited.    We are named in lawsuits in connection with the 2004 crash of our Boeing 737-300 aircraft on lease to Flash Airlines, an Egyptian carrier; the 2009 crash of our Airbus A310-300 aircraft on lease to Yemen Airways—Yemenia, a Yemeni carrier; and the 2010 crash of our Airbus A320-200 aircraft on lease to Airblue Limited, a Pakistani carrier. These lawsuits were filed by the families of victims on the flights and seek unspecified damages for wrongful death, costs, and fees. The Flash Airlines litigation originally commenced in May 2004 in California, but all U.S. proceedings were dismissed in favor of proceedings in France where claims are pending before the Tribunal de Grande Instance civil courts in Bobigny and Paris. As of August 26, 2011, the parties are engaged in settlement negotiations. We believe that we have substantial defenses to this action and available liability insurance is adequate to cover our defense costs and any potential liability. The Yemen Airways litigation and the Airblue Limited litigation were filed in January 2011 and March 2011, respectively, in California Superior Court in Los Angeles County. We have removed the Yemen Airway litigation to United States District Court and have filed motions to dismiss the complaints in both the Airblue Limited and Yemen Airways litigations. We have been served with the complaints, and each litigation is in its incipient stage. While the plaintiffs have not specified any amount of damages in either case, we believe that we are adequately covered by available liability insurance for both lawsuits and that we have substantial defenses to these actions. We do not believe that the outcome of any of these lawsuits will have a material effect on our consolidated financial condition, results of operations or cash flows.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe the outcome of any of these matters will be material to our consolidated financial position, results of operations or cash flows.

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  Exhibit 99.2
BUSINESS